Exhibit 10.1
[Pyramid Breweries Logo]
September 20, 2006
Michael R. O’Brien
3204 East Mercer Street
Seattle, Washington 98112
Dear Michael:
This letter confirms the basic terms and conditions of our offer of employment to you. Please review it carefully and call me if you have any questions or comments. Once you have reviewed it and had your questions and concerns, if any, addressed to your satisfaction, please sign it and retain a copy for yourself and return the original to me. If you accept the offer, this letter will be maintained in your personnel file.
The title of your position is VP Finance and Chief Financial Officer reporting to the CEO (me). Stated broadly, you are responsible for all finance and administration matters of the company. Areas include, but are not limited to Finance, Planning & Development (M&A), Risk Management, Accounting/Reporting, Information Systems, Investor Relations, Legal, Legislative & Regulatory Affairs, Administration & Corporate Secretary. In addition, you are responsible for internal controls, treasury and financial planning and analysis, defining key Company financial objectives, policies and procedures, supporting their achievement and measuring/reporting their results.
We intend to provide you with a more detailed job description in the near term. However, you should bear in mind that because we staff ourselves leanly, we will require you to perform a broad range of tasks. Further, your tasks may evolve over time as the organization itself grows and matures. You will be expected to perform all tasks reasonably assigned to you, regardless of whether they fall within the scope of your job description.
Compensation and Benefits
Your compensation and benefits package at Pyramid Breweries Inc. will include the following:
1.	Your base salary will be $6,153.85 per pay period ($160,000 per annum), payable bi-weekly in arrears, by direct bank transfer.
2.	You will be eligible to participate in the Company’s Officer Incentive Compensation Bonus Plan (OICP), which is explained further in this letter.
3.	You will be eligible to receive restricted stock awards based on both performance and service, which is explained further in this letter.
4.	Your first annual performance review is scheduled for early 2007 consistent with the company’s annual performance review process and timeline. Interim performance reviews are scheduled at your manager’s discretion.

5.	Your monthly car allowance will be $575.00.
6.	Group medical coverage through Regence Blue Shield. Vision and dental coverage via the company’s 60% reimbursement program. All coverage begins the first calendar day of the first month after 90 days of employment.

The Pyramid Breweries’ 2006 Corporate and Operations Incentive Compensation Program is governed by the program document.	1

7.	You will earn 160 hours of vacation your first year of service which can be used as earned. Subsequent vacation will be earned according to this vacation accrual schedule. You will earn 40 hours of sick leave each year of service (up to a maximum of 160 hours). Pyramid Breweries Inc. also observes eight paid holidays each year.
     8. Eligibility for participation in the Pyramid Breweries Inc. 401(k) Plan on October 1, 2007.
     9. Eligibility for participation in the Employee Stock purchase Plan on January 1, 2007.
10.	This offer is subject to your ability to begin work no later than September 25, 2006. Employment is also subject to you passing our pre-employment drug test as well as a reference check.
Please be sure to bring a valid Washington driver’s license and a social security card (or other appropriate proof of your identity and authorization to work in the United States) on your first day of employment.
In performing your job duties, you will be exposed to a great deal of confidential information regarding our company, our products and employees and our customers. It is essential that all such information, which is not generally, know to the public, be kept confidential and not be disclosed to any third parties without our express authorization. I cannot emphasize this point enough. Confidentiality is a primary concern.
If you have any questions about any aspect of this letter, please let me know. If you understand the letter and agree to its contents, please sign below, return the original to me and retain a copy for your records.
I am excited about our future together as part of the team here at Pyramid Breweries and am looking forward to working with you.
Sincerely,
/s/ Scott Barnum

Scott Barnum
Chief Executive Officer

The Pyramid Breweries’ 2006 Corporate and Operations Incentive Compensation Program is governed by the program document.	2

Performance Based Incentive Program (OICP)
The company has a performance based incentive program for company officers. The program’s main purpose is to drive improvement in the company’s overall business performance as measured by certain total company financial metrics (i.e., the Corporate Target) and divisional financial targets (i.e., Division Targets) as determined by the Compensation Committee or Board each year.
Below you will find your 2006 incentive program elements. For your position as Vice President of Finance and CFO, your total potential incentive is 40% of your base pay. Your incentive is as follows:
•	40% of annual base salary if the company meets the Corporate Target(s)
Annual payments under the Officer Incentive Compensation Plan will occur after the publication of the year-end earnings release and approval by the Pyramid Board of Directors or Compensation Committee. Any payment to which you may become entitled under the 2006 Officer Incentive Compensation Plan will be prorated based on employment start date.

The Pyramid Breweries’ 2006 Corporate and Operations Incentive Compensation Program is governed by the program document.	3

Performance Incentive Plan (PIP)
The PIP pays to officers and selected management positions an additional bonus in the form of an incentive pool for over- achieving its Corporate Target. The PIP incentive pool will be calculated based on “stretch” performance goals set and approved by the Compensation Committee or Board in conjunction with Management. For fiscal 2006, the Officer Pool is 10% of any excess above the approved Total Company stretch target, your share of the officer pool is 15%. Any payment to which you may become entitled under the 2006 PIP will be pro rated based on employment start date.
As a company we have set aggressive yet attainable goals for this year. This program is designed to reward you for your part in achieving these goals.

The Pyramid Breweries’ 2006 Corporate and Operations Incentive Compensation Program is governed by the program document.	4

Restricted Stock Agreement
Subject to the approval of the Compensation Committee, you will be granted restricted stock awards under the Company’s 2004 Equity Incentive Plan (the “Plan”) on the following terms (subject to the terms and conditions of the Plan and Restricted Stock Award Notices and Restricted Stock Agreements evidencing the awards (each, an “Award Agreement”)):
I.	Base Award. You will be granted a stock award for 20,000 shares on January 1, 2007. As more particularly set forth in the applicable Award Agreement, (A) these shares will be subject to forfeiture in the event your employment with the Company terminates under certain circumstances, (B) such forfeiture restrictions will lapse (i.e., the shares will vest) in 20% installments (each, an “Annual Installment”) beginning on January 1, 2008 and on the next four anniversaries of that date; and (C) after December 31, 2007, if your employment is terminated by the Company without Cause or by you for Good Reason, or as a result of your death or Disability (all as defined below) then the forfeiture restrictions will lapse with respect to a prorated portion of the Annual Installment for the year in which such termination occurs based on the date your employment is terminated;

II.	Annual Performance Awards. You will be entitled to receive the following equity compensation awards (each, a “Performance Award”) based on the Company’s achievement of certain performance goals as follows:
(A) upon the filing of the Company’s Annual Report on Form 10-K (“10-K”) for the year ended December 31, 2007 (or, if the Company is no longer subject to the reporting requirements under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, upon the completion of the audit of the Company’s financial statements for 2007), 4,000 shares if the Company achieves an increase in return on average net equity for the year ending December 31, 2007, of at least 200 basis points as compared to return on average net equity for the year ending December 31, 2006;
(B) upon the filing of the Company’s 10-K for the year ended December 31, 2008 (or, if the Company is no longer subject to the reporting requirements under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, upon the completion of the audit of the Company’s financial statements for 2008), 4,000 shares if the Company achieves an increase in return on average net equity for the year ending December 31, 2008, of at least 200 basis points as compared to return on average net equity for the year ending December 31, 2007;
(C) upon the filing of the Company’s 10-K for the year ended December 31, 2009 (or, if the Company is no longer subject to the reporting requirements under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, upon the completion of the audit of the Company’s financial statements for 2009), 4,000 shares if the Company achieves an increase in return on average net equity for the year ending December 31, 2009, of at least 200 basis points as compared to return on average net equity for the year ending December 31, 2008;

The Pyramid Breweries’ 2006 Corporate and Operations Incentive Compensation Program is governed by the program document.	5

(D) upon the filing of the Company’s 10-K for the year ended December 31, 2010 (or, if the Company is no longer subject to the reporting requirements under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, upon the completion of the audit of the Company’s financial statements for 2010), 4,000 shares if the Company achieves an increase in return on average net equity for the year ending December 31, 2010, of at least 200 basis points as compared to return on average net equity for the year ending December 31, 2009; and
(E) upon the filing of the Company’s 10-K for the year ended December 31, 2011 (or, if the Company is no longer subject to the reporting requirements under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, upon the completion of the audit of the Company’s financial statements for 2011), 4,000 shares if the Company achieves an increase in return on average net equity for the year ending December 31, 2011, of at least 200 basis points as compared to return on average net equity for the year ending December 31, 2010.
With respect to each Performance Award, the date on which the 10-K is filed (or, if the Company is no longer subject to the reporting requirements under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the date on which the audit of the financial statements for the related period is completed shall be referred to herein as the “Performance Award Date”.
Each Performance Award will be in the form of a stock award, provided that you can elect instead to receive a Performance Award in the form of stock units by delivering to the Company written notice to that effect no later than the 10th business day prior to the Performance Award Date for that award. Each Performance Award will be evidenced by an Award Agreement and will be subject to the terms and conditions set forth in such Award Agreement, the Plan and this agreement. For purposes of this agreement, the “Vesting Commencement Date” for the Performance Awards contemplated in II(A) — (E) above shall be January 1, 2008, January 1, 2009, January 1, 2010, January 1, 2011 and January 1, 2012, respectively. As more particularly set forth in the Award Agreement relating to each Performance Award or the Plan, (A) each Performance Award will be subject to a forfeiture restriction that will lapse on the first anniversary of its Vesting Commencement Date, (B) the forfeiture restrictions will lapse on an accelerated basis under certain circumstances in the event of a Company Transaction or Change in Control (both as defined in the Plan), and (C) the forfeiture restrictions will lapse on a pro rata basis (based on the date your employment terminates) in the event of a termination of your employment by the Company without Cause (as defined below), by you for Good Reason (as defined below) or as a result of your death or Disability. In addition, notwithstanding any contrary provisions of the Plan or any successor incentive plan, no Performance Award that has vested under this agreement shall be subject to forfeiture thereafter. If, during the period between the Vesting Commencement Date applicable to a Performance Award and the Performance Award Date applicable to such Performance Award, your employment is terminated by the Company without Cause or by you for Good Reason or your employment terminates as a result of your death or Disability, you will be entitled to receive a pro rata portion (based on the date your employment terminates) of such Performance Award as of the applicable Performance Award Date notwithstanding that your are no longer employed by the Company, and such pro rata portion of such Performance Award will not be subject to any forfeiture restrictions.

The Pyramid Breweries’ 2006 Corporate and Operations Incentive Compensation Program is governed by the program document.	6

Termination Provision:
In the event your employment may be terminated, your compensation and benefits shall terminate except as otherwise provided below:
Without Cause or Good Reason:
Either you or the company may terminate your employment at any time by giving fourteen (14) calendar days’ advance written notice of termination to the other without the necessity of cause or good reason (provided, however, that the Company may elect to terminate you on fewer than fourteen (14) calendar days’ notice, in which case you will be entitled to receive the base salary and benefits you would have received had the Company given you the full fourteen (14) calendar days’ notice).
By Company for Cause:
The Company may terminate your employment for cause, without advance written notice of termination, by giving written notice of such termination. For purposes of this agreement “cause” means and is limited to dishonesty, fraud, commission of a felony or of a crime involving moral turpitude, harassment or illegal discrimination of any nature, including sexual harassment, destruction, theft, or unauthorized use or distribution of Company property or confidential information, fighting with an employee or customer or vendor, intoxication at work, use of alcohol to an extent that it impairs your performance of your duties, use of illegal drugs at any time, malfeasance or gross negligence in the performance of your duties, violation of law in the course of employment, your failure or refusal to perform his or her duties, your failure or refusal to follow reasonable instructions or directions, misconduct, or any material beach of your duties or obligations to Company.
Death:
Your employment shall terminate automatically upon your death.
Permanent Disability:
The Company may terminate your employment immediately if you become permanently disabled. For purposes of this agreement you will be considered “permanently disabled” if, for a continuous period of twenty-four (24) weeks or more, and you have been unable to perform the essential functions of the job because one or more mental or physical illnesses and/or disabilities, provided that Company may grant you unpaid leave if and to the extent that, in Company’s judgment, doing so is required by law.
Termination Payments:
Termination Without Cause:
If the Company terminates your employment at any time after January 1, 2008 when neither cause nor permanent disability exists, (i) the Company shall pay you, as liquidated damages and in lieu of all other remedies to which you might be entitled arising out of the termination, termination payments equal to six month’s salary plus any incentive compensation bonuses for which you are eligible under the terms of the applicable plan at that time; and(ii) tor a six-month period after the date of termination, the Company shall continue to provide at the Company’s cost, the Company’s medical benefits to you and qualifying family members. Such liquidated damages shall be paid only if you execute a full and final general release of all claims against Company (including Company’s officers, directors, agents, employees and assigns) arising out of your employment relationship with Company.
Termination payments shall be paid out at your normal payroll rate on regular payroll days subject to normal payroll deductions.

The Pyramid Breweries’ 2006 Corporate and Operations Incentive Compensation Program is governed by the program document.	7

All Other Terminations:
In all cases of termination, including, but not limited to, a termination by Company for cause or resignation of employment, your compensation and benefits shall terminate on the date the employment ends and you shall not be entitled to any termination payments or damages.
I am excited about our future together as part of the team here at Pyramid Breweries.
Sincerely,

/s/ Scott Barnum	9/25/06

Scott Barnum	Date
Chief Executive Officer
Pyramid Breweries

/s/ Michael O’Brien	9/25/06

Michael O’Brien	Date

The Pyramid Breweries’ 2006 Corporate and Operations Incentive Compensation Program is governed by the program document.	8